Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Prospectus, dated February 7, 2023, and included in this Registration Statement (Form N-2) of Oaktree Specialty Lending Corporation (the “Registration Statement”).

We also consent to the incorporation by reference therein of our reports dated November 14, 2022, with respect to the consolidated financial statements of Oaktree Specialty Lending Corporation, and the effectiveness of internal control over financial reporting of Oaktree Specialty Lending Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

February 7, 2023